Exhibit 99.1
PRESS RELEASE
Beazer Homes Announces Preliminary Operating Results
ATLANTA, April 6, 2020 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) (the “Company”) today reported selected preliminary results for the second quarter of fiscal 2020. These results are preliminary and unaudited and are being provided in light of current volatility and the impact of the COVID-19 pandemic.
Beazer Homes Fiscal Second Quarter 2020 Highlights and Comparison to Fiscal Second Quarter 2019 (preliminary and unaudited)
•Net new orders of 1,661 vs. 1,598, up 3.9%
•Closings of 1,277 vs. 1,134, up 12.6%
•Ending backlog units of 2,231 vs. 1,989, up 12.2%
Beazer Homes March 2020 Highlights and Comparison to March 2019 (preliminary and unaudited)
•Net new orders of 405 vs. 545, down 25.7%
•Cancellations as a percentage of gross new orders of 25.1% vs. 15.2%
•Cancellations as a percentage of homes in beginning backlog of 5.6% vs. 4.8%
•Closings of 589 vs. 592, down 0.5%
Beazer Homes March 31, 2020 Financial Position Highlights (preliminary and unaudited)
•Total liquidity of $294 million including a fully drawn $250 million revolving credit facility. This compares to total liquidity of $221 million at March 31, 2019, including cash of $86 million and undrawn revolving credit facility capacity of $135 million.
•No senior note maturities until 2025. Current maturities are limited to a $50 million amortizing term loan payment due in September 2020.
Despite an increasingly challenging business environment as a result of the COVID-19 pandemic, especially in the final weeks of March, we generated strong fiscal second quarter results and ended the quarter with substantially more liquidity than in the same period in the prior year.
We are actively taking steps to navigate through this extraordinary period by placing our highest priority on ensuring the safety and health of our employees, customers, and trade partners. We are also taking steps to maximize liquidity by limiting cash expenditures, including temporarily reducing or deferring land acquisition and development spending.
At the current time, the government is allowing construction and sales of homes in the markets in which we operate. In response to the pandemic, our sales teams have shifted to an appointment-only home sales process and are leveraging virtual sales tools to connect with our customers online. However, customer traffic and sales have slowed significantly, and due to uncertainty surrounding this ongoing public health crisis and its continued impact on the U.S. economy, we cannot predict either the near-term or long-term effects that the pandemic will have on our business.
We have scheduled the release of our financial results for the quarter ended March 31, 2020 on Thursday, April 30, 2020 after the close of the market. Management will host a conference call on the same day at 5:00 PM ET to discuss the results and we will provide further updates on the impact of the pandemic on our operations at that time.

Forward Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, which are subject to risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to differ materially from the results discussed in the forward-looking statements. Included in these risks, among other things, are the negative impact of the COVID-19 pandemic, which could include, among other things, a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home; an inability to sell and build homes in a typical manner or at all; a significant reduction in our access to additional capital to support and sustain our liquidity needs during this period in which we may be unable to sell and build homes (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations); an increase in the cost of, or decrease in the availability of, the supply of building materials or the availability of subcontractors, housing inspectors, and other third-parties we rely on to support our operations; and a recognition of charges in future periods, which may be material, for inventory impairments or land option contract abandonments, or both. Furthermore, because the full magnitude and duration of COVID-19 is uncertain, estimating the future performance of our business and developing strategies upon which to execute during this period is extremely challenging. COVID-19 also has resulted in significant volatility in financial markets and a sharp decrease in the value of equity and debt securities, including our common stock and outstanding notes and, because we can provide no assurance as to whether public health efforts relating to COVID-19 will be intensified to such an extent that we will not be able to conduct any business operations in our markets at all or for an indefinite period, we can provide no assurance that the value of our outstanding securities will regain their former levels. We recommend you consider these risks as well as those risks described in our Annual Report on Form 10-K for the year ended September 30, 2019 and Current Report on Form 8-K filed on April 6, 2020.
Any forward-looking statement contained in this press release, including any statement expressing confidence regarding future outcomes, speaks only as of the date of this press release and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time, and it is not possible to predict all such factors.
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in - saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas - giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you. We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out beazer.com on Facebook, Instagram and Twitter.
CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Vice President of Treasury and Investor Relations
770-829-3700
investor.relations@beazer.com